Exhibit 99.1

Carter Validus Mission Critical REIT II, Inc. Enters into Definitive Agreement to Internalize

Management, Announces Plan to Rebrand as Sila Realty Trust

July 29, 2020

TAMPA – Carter Validus Mission Critical REIT II, Inc., or the Company, and Carter Validus Operating Partnership II, LP, or the Operating Partnership, today announced that they have entered into a definitive agreement to purchase all assets from Carter Validus REIT Management Company II, LLC, or the Company’s Sponsor, Carter Validus Advisors II, LLC, or the Company’s Advisor, and their affiliates necessary for the operation of the Company’s business, providing for the internalization of external management functions, or the Internalization Transaction. The total consideration for the Internalization Transaction will be paid in cash and consists of approximately $40 million payable over an approximately two-year period, with $25 million to be paid at closing, $7.5 million to be paid on March 31, 2021, and $7.5 million to be paid on March 31, 2022, subject to acceleration in certain circumstances. The Internalization Transaction is expected to close on September 30, 2020, subject to the satisfaction of customary closing conditions.

The terms of the Internalization Transaction were negotiated and unanimously approved and recommended for board approval by a special committee comprised solely of the independent directors of the Company, or the Special Committee. The terms of the Internalization Transaction and entry into related agreements were unanimously approved by the full board of directors of the Company.

The Internalization Transaction is expected to bring various benefits to the Company, including:

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Cost savings: The Company expects its general and administrative expenses to decrease by approximately $18 million on an annualized basis starting in 2021 primarily because it will no longer pay any acquisition, asset management, construction management, property management or disposition fees to affiliates of the Sponsor.

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Continuity of management and further alignment of interests with the Company: The Company expects to continue to benefit from the industry expertise provided by its experienced workforce, while doing so under a more efficient cost structure. The Company entered into employment agreements with its current key executive officers, to be effective upon the closing of the Internalization Transaction, providing a seamless transition and clarity as to future senior leadership. A significant portion of the compensation of key executive officers includes equity in the Company, further aligning interests between management and the Company.

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Preference for internal management structure in traded equity REITs: The Company will be organized in a way that it believes is preferable to equity analysts and institutional investors should its board of directors determine, in the future, to list the Company’s securities on a national securities exchange.

“We are excited to embark on this latest evolution of our Company, a natural progression from our merger last year with Carter Validus Mission Critical REIT, Inc., which we believe strengthens our corporate governance by eliminating many perceived conflicts of interest and better aligning the interests of management with those of our stockholders. Furthermore, we expect that the Internalization Transaction will provide substantial cost savings to the Company over time, better situating the Company to explore potential liquidity options in the future,” said Michael Seton, Chief Executive Officer and President of the Company.

The Company intends to change its name to Sila Realty Trust, Inc. immediately following the closing of the Internalization Transaction. The material terms of the Internalization Transaction are disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2020.

About Carter Validus Mission Critical REIT II, Inc.

Carter Validus Mission Critical REIT II, Inc. is a public, non-traded corporation headquartered in Tampa, Florida, that currently qualifies and is taxed as a real estate investment trust that engages in the acquisition of quality income-producing commercial real estate with a focus on data centers and healthcare facilities. As of March 31, 2020, the Company owned 153 real estate properties, consisting of 29 data centers and 124 healthcare properties located in 69 markets across the United States.

Advisors

Moelis & Company LLC acted as financial advisor to the Special Committee, Venable LLP acted as legal advisor to the Special Committee, Morrison & Foerster LLP acted as legal advisor to the Company and FPL Associates L.P. acted as an executive compensation consultant to the Special Committee with respect to the employment agreements of key executive officers. Robert A. Stanger & Company, Inc. acted as financial advisor to the Sponsor, Advisor and affiliates and Barnett Bolt Kirkwood Long Koche & Foster, P.A. acted as legal advisor to the Sponsor, Advisor and affiliates.

Forward Looking Statements

Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including, without limitation, with respect to the completion of the proposed Internalization Transaction on the terms described, or at all, and the expected benefits of the proposed Internalization Transaction. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the failure to receive, on a timely basis or otherwise, any required approvals of third parties; the risk that a condition to closing of the proposed Internalization Transaction may not be satisfied; the ability of the Company to transition to an internally operated company on an efficient basis without interruption or excess cost or expense; the ongoing costs to operate the Company on an internalized basis which, if higher than anticipated, could reduce the potential cost savings sought in the Internalization Transaction; the Company’s ability to consummate the proposed Internalization Transaction; and other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent quarterly reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements.

Contact

Miranda Davidson

IR@cvreit.com